Exhibit 10.2
Criteria For Incentive Compensation Program Awards

         Each November our Compensation Committee sets financial targets for the following calendar year for Riviera Las Vegas, Riviera Black Hawk and Riviera Corporate. Officers and employees in any of these three groups will be eligible for Incentive Compensation Program awards if the pre-determined financial targets are achieved. There are various levels of incentive bonuses:

o        Riviera Las Vegas has five incentive bonus levels as follows: $7,000;
         $10,000; $15,000; $20,000; and $200,000.
o        Riviera Black Hawk has six incentive bonus levels as follows: $5,000;
         $10,000; $15,000; $20,000; $25,000; and $50,000.
o        Riviera Corporate has two incentive bonus levels as follows:
         $20,000 and $100,000.

         The position held by an individual in each respective group above determines the Incentive Compensation Program bonus level for which that individual is eligible. Our Chairman of the Board and Chief Executive Officer has discretion to change the bonus level associated with any position.

         Executive officers are eligible for the following bonus levels: Mr. Westerman does not participate in the Incentive Compensation Plan, Mr. Vannucci participates in the Riviera Las Vegas Plan at the $200,000 level and Messers Krohn, Johnson and Marchionne participate in the Riviera Corporate Plan at the $100,000 level.